                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT dated as of September 9, 1996, by and between SCHULLER CORPORATION, a Delaware corporation, ("Schuller" or the "Company") and Charles L. Henry (the "Executive").

                 WHEREAS the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment (the "Agreement"); and

                 WHEREAS Executive desires to accept such employment and enter into such an Agreement;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Term of Employment. Executive's employment hereunder shall be for a term which shall, subject to Sections 7 and 8, commence on September 9, 1996 (the "Commencement Date") and shall, unless sooner terminated pursuant to the provisions of Section 7 or 8 of this Agreement, expire on September 9, 1999, provided that the Company shall have given notice of such expiration on or before March 9, 1999. If such notice is not given, the term of Executive's employment hereunder shall be automatically extended for successive twelve month terms, subject to earlier termination pursuant to the provisions of Section 7 or 8 of this Agreement, unless not later than six months prior to any such automatic extension the Company shall have given notice to the contrary. The period starting on the Commencement Date and ending on the scheduled expiration of Executive's employment hereunder pursuant to the foregoing provisions or, if sooner, on the date of the actual termination of Executive's employment hereunder is referred to herein as the Employment Term. The mere expiration of the Employment Term shall not constitute a termination of Executive's employment for purposes of Section 7 or 8. In the event of the termination of Executive's employment, other than for Cause, as defined in Section 7 or 8 hereof, as applicable, or by reason of his death (but including without limitation voluntary termination by the Executive) upon or following the expiration of the Employment Term (such expiration is hereinafter referred to as a "Non-Renewal"), Executive shall be entitled to the payments and benefits set forth in Section 7(f) hereof.

                 2. Position. During the Employment Term Executive shall serve as Chairman of the Board of Directors (the "Board"), President and Chief Executive Officer of the Company. Executive shall devote substantially all of his business time and energies to the business of the Company. Notwithstanding the foregoing, Executive may (a) continue to serve on the board of directors of any business corporation on which he is serving as of the date of this Agreement (as





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shown on Schedule A), (b) serve on the boards of directors or committees of non-profit organizations, (c) with the prior written approval of the Board of Directors of the Company, such approval not to be unreasonably withheld, serve on the boards of directors of other business corporations and (d) manage his passive, personal investments; provided that in the Company's sole reasonable discretion none of the foregoing activities materially interferes with the performance of Executive's duties hereunder. In the event the Board determines that one or more of the foregoing activities materially interferes with the performance of Executive's duties, it shall give Executive 60 days notice with specificity to reduce such activities.

                 3. Base Salary. Company shall pay Executive a base salary, payable semi-monthly in arrears, at the rate of not less than $650,000 per year, as the same may from time to time be increased at the sole discretion of the Compensation Committee of the Board of Directors of the Company or, prior to a Change in Control, decreased in the event of across the board salary reductions within the corporate staff group, such decrease not to exceed the average reduction, expressed as a percentage, made to the salaries of other executives ("Base Salary").

                 4. Incentive Compensation. (a) Executive shall participate in the executive incentive compensation plans of





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
the Company and its affiliates, as in effect from time to time during the Employment Term for senior executives; provided that his annual incentive compensation shall be as provided in paragraph (b) of this Section.

                 (b) Subject to his continued employment hereunder throughout the relevant year, Executive shall be entitled to annual incentive awards as follows:

                          (i) with respect to calendar 1996, an award of the excess of $650,000 over the annual incentive payment, if any, paid or payable to Executive by E.I. DuPont De Nemours and Company in respect of 1996 (the "1996 DuPont Award"), such award to be payable by the Company in January, 1997 or, if later, promptly following the determination of the amount of the 1996 DuPont Award, unless deferred at the election of Executive;

                          (ii) with respect to calendar 1997, an award of not less than $650,000; and

                          (iii) with respect to each calendar year during the Employment Term after 1997, an annual incentive opportunity, subject to performance targets, of 100% of salary payments actually paid to Executive during such year at target





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                                  performance, with a maximum annual incentive
                                  opportunity of 200% of such salary payments.

                 5.       Employee Benefits; Business Expenses; Relocation.
(a) Executive shall be eligible to participate in such other of the employee benefit plans maintained by the Company and its affiliates and to receive such fringe benefits and perquisites for which his level of employment makes him eligible, in accordance with the policies of the Company and its affiliates as in effect from time to time during the Employment Term; provided that Executive shall in any event be entitled to (i) long term disability protection, on a contributory basis consistent with that currently required under the long term disability program of the Company and its affiliates, providing payments until Executive reaches age 65 at the rate of $20,000 per month and (ii) the fringe benefits and perquisites listed on Schedule B.

                 (b) Reasonable business expenses incurred by Executive during the Employment Term shall be reimbursed in accordance with Company policies.

                 (c) In connection with his relocation from Savannah, Georgia to the Denver, Colorado area, Executive shall be entitled to relocation assistance in accordance with the Company's existing relocation assistance policy applicable to newly hired executives.





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
                 6. Individual Retirement Arrangement. Subject to Sections 12(e) and 12(f), Executive shall be entitled to a supplemental pension benefit (the "Retirement Benefit") commencing upon termination of his employment hereunder other than by reason of his death, in which case the provisions of Section 6(e) below shall apply, calculated in accordance with the following terms:

                 (a)      Except as otherwise provided below and subject to
                 Section 6(d) below, the Retirement Benefit shall be a single life annuity, payable in equal monthly installments, in the amount of the excess of $932,740 per year over the sum of all annual payments to which Executive is entitled under all defined benefit plans (other than any benefit arising solely under this Section) maintained by the Company and its affiliates and by E.I. DuPont De Nemours and Company ("DuPont"), other than any such benefit accrued on account of service with the Company or any of its affiliates after Executive attains age 62 (the "Post-62 Benefit"), in each case calculated on a single life annuity basis starting at age 62 (such aggregate annual benefit under all such plans maintained by DuPont shall be the sum of the annual benefit on a single life basis starting at age 62 accrued by Executive under all such plans





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                 as of the termination of his employment with DuPont ($396,194)
                 plus the aggregate additional such annual benefit, if any, accrued by Executive under all such plans as a result of any bonus payments made by DuPont to Executive after such termination, in each case without any reduction for retirement before normal retirement age, the "DuPont Benefit"). The Post-62 Benefit, if any, shall accrue and be payable in accordance with the terms of the applicable plans.

                 (b) In the event Executive's employment is terminated by the Company without Cause or by Executive with Good Reason (as such terms are defined in Section 7 or 8, as applicable) prior to his attaining age 62, the Retirement Benefit described in paragraph (a) above commencing at the time of Executive's termination shall be reduced by multiplying such benefit by the percentage factor applicable to Executive's age as follows:

                                    age                                      factor
                                    ---                                      ------
                                    55                                        65%
                                    56                                        70%
                                    57                                        75%
                                    58                                        80%
                                    59                                        85%
                                    60                                        90%
                                    61                                        95%
                                    62                                       100%





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
                 For intermediate ages, the percentage factor will be interpolated on a straight-line basis from the table above.

                 (c) In the event Executive's employment is terminated by the Company for Cause, by Executive without Good Reason or by reason of Executive's Disability (as defined in Section 7) in any such case prior to age 62, notwithstanding the foregoing, the Retirement Benefit shall be a single life annuity, commencing upon termination of Executive's employment, payable in equal monthly installments, in the annual amount of the excess of (i) the product of (x) the number of full months not exceeding 79 during which Executive was employed by the Company times (y) the quotient of the excess of $932,740 over the DuPont Benefit divided by 79 over (ii) the sum of (x) all annual payments to which Executive is entitled under all defined benefit plans maintained by the Company and its affiliates other than any Post-62 Benefit, in each case calculated on a single life annuity basis starting at age 62 and (y) in the case of termination by reason of Disability, the actuarially equivalent value (determined based on the DuPont Actuarial Assumptions, as defined below) of all long term





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
                 disability payments to which Executive is entitled pursuant to
                 Section 5(a) or otherwise, such excess to be reduced in the event such termination occurs prior to Executive's attaining age 58 by the percentage factor applicable to Executive's age as follows:

                                    age                             factor
                                    ---                             ------
                                    55                              85%
                                    56                              90%
                                    57                              95%
                                    58                              100%

                 For intermediate ages, the percentage factor will be interpolated on a straight-line basis from the table above.

                 (d) The Retirement Benefit may be elected by Executive in such forms of benefits and subject to such administrative procedures as are provided under the Schuller International Employees Retirement Plan or, at the election of Executive, in a lump sum; provided that if Executive elects a form of benefit other than a single life annuity, such benefit shall be adjusted to an actuarially equivalent benefit based on the interest rate and/or mortality assumptions, as the case may be, comprising, the DuPont Actuarial Assumptions as defined below. The "DuPont Actuarial Assumptions" shall mean (A) a discount rate equal to Moody's





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
                 AAA 10-Year Municipal Bond Rate for the 13 weeks prior to the date of Executive's termination of employment and (B) the 1971 Group Annuity Mortality Table for Males with a one year set-back.

                 (e) In the event of Executive's death prior to termination of his employment, the beneficiary designated by Executive by written notice to the Company or, if none, his estate shall receive (i) in the case of his death upon or after attaining age 62, the amount Executive would have received if he had terminated his employment and elected a lump sum payment of the Retirement Benefit on the day before his death or (ii) in the case of his death prior to attaining age 62, a lump sum equal to 33 1/3% of the amount Executive would have received if he had terminated his employment without Good Reason and elected a lump sum payment of the Retirement Benefit (calculated pursuant to paragraph (c) above) on the day before his death.

                 7.       Termination Prior to a Change in Control.

                 (a) Retirement. Executive's employment shall terminate automatically upon Executive's Retirement, as defined hereafter. For purposes of this Agreement,





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
"Retirement" means termination of Executive's employment initiated by Executive, other than for Good Reason as defined in Section 7(e) or Section 8(e) hereof, whichever is applicable, after attaining age 62 or with the consent of Board prior to attaining age 62 or by the Company at or after the date Executive attains age 65. Upon termination of Executive's employment by reason of Retirement during the Employment Term prior to a Change in Control, Executive shall be entitled to (i) his Base Salary, benefits and perquisites through the date of such termination, (ii) a payment equal to a fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under the annual executive incentive compensation plan of the Company or any of its affiliates then in effect for which Executive is eligible (the "Schuller Annual Plan"), computed based on the higher of actual and target performance, the numerator of which fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year, (iii) the Retirement Benefit (subject to the provisions of Section 6), (iv) an amount, if any, equal to the annual incentive payment earned under the Schuller Annual Plan by Executive in respect of the year preceding the year of such termination to the extent such amount has not been paid as





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of the date of such termination (the "Unpaid Prior Year's Bonus") and (v) any other payments or benefits to which he may be entitled upon Retirement determined in accordance with the applicable agreements, plans, policies and practices of the Company or its affiliates.

                 (b)      Death or Disability.

                          (i) Disability. Executive's employment may be terminated by the Company upon 30 days notice if Executive becomes physically or mentally incapacitated and is therefore unable for an aggregate of six months in any 12 month period to perform his material duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. Upon any such termination for Disability during the Employment Term prior to a Change in Control, Executive shall be entitled to receive (A) his Base Salary, benefits and perquisites through the date of such





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
                                    termination, (B) a payment equal to a
                                    fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under the Schuller Annual Plan, computed based on the higher of actual and target performance, the numerator of which fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year, (C) long term disability benefits under the arrangements referred to in Section 5(a) and (D) the Unpaid Prior Year's Bonus.

                           (ii) Death. Upon termination for death during the Employment Term prior to a Change in Control, subject to Section 12(e), Executive shall be entitled to (A) his Base Salary, benefits and perquisites through the date of such termination, (B) a payment equal to a fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under





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                                    the Schuller Annual Plan, computed based on
                                    the higher of actual and target
                                    performance, the numerator of which
                                    fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year and (C) the Unpaid Prior Year's Bonus.

                          (iii) Other Payments or Benefits. Any other payments or benefits (including the Retirement Benefit, subject to the provisions of Section 6) to which Executive may be entitled following Executive's termination during the Employment Term for death or Disability prior to a Change in Control shall be determined in accordance with the applicable agreements, plans, policies and practices of the Company and its affiliates.

                 (c) For Cause by the Company; Voluntary Termination by Executive. Executive's employment may be terminated by the Company for "Cause". For purposes of this Agreement, prior to a Change in Control, "Cause" shall mean





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
(i) Executive's continued failure to devote substantially all of his business time and energies to the performance of his duties except to the extent permitted by Section 2 hereof (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by Executive for Good Reason as defined in Section 7(e) below) after written demand for substantial performance is delivered to Executive personally, (ii) Executive's willful failure to attempt in good faith to follow within a reasonable time in view of the circumstances any written direction of the Board which is lawful, (iii) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, in either case with respect to the Company or any of its affiliates, or any other willful misconduct which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (iv) Executive's conviction of a felony under the laws of the United States or any state thereof (other than merely for exceeding the speed limit in a vehicle) or (v) willful breach of any covenant contained in
Section 12. For purposes of this Section 7(c) no act or failure to act on Executive's part shall be deemed willful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest





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
of the Company. If during the Employment Term Executive's employment is terminated for Cause, or if Executive voluntarily terminates employment (other than for Good Reason or Retirement), in either case prior to a Change in Control, he shall be entitled to receive his Base Salary, benefits and perquisites through the date of such termination. Any other payments or benefits (including the Retirement Benefit, subject to the provisions of Section 6), if any, payable to Executive following such termination of Executive's employment during the Employment Term shall be determined in accordance with the applicable agreements, plans, policies and practices of the Company and its affiliates.

                 (d) Without Cause by the Company or with Good Reason by Executive. If prior to a Change in Control Executive's employment during the Employment Term is terminated by the Company without Cause (other than by reason of death, Disability or Retirement) or by Executive with "Good Reason" (as defined in Section 7(e) below) asserted in a Notice of Termination pursuant to Section 13(f) within 60 days of the event alleged to constitute such Good Reason, subject to Section 9 and Sections 12(e) and 12(f), Executive shall be entitled to receive the following benefits:

                          (i) The Company shall pay Executive at the time of such termination in a lump sum a





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                                    cash amount equal to the sum of (A) two
                                    times his Base Salary in effect at the time of such termination or, in the event of termination by Executive on account of an event described in Section 7(e)(iv) below, the Base Salary as in effect prior to the reduction or reductions referred to therein, (B) an amount equal to the annual incentive payment Executive would have earned in respect of the year of termination under the Schuller Annual Plan, if any, in effect at the date of termination or, in the event of a termination by Executive by reason of an event described in Section 7(e)(vi), the plan in effect prior to the elimination referred to therein, determined as if Executive had been employed by the Company for the full year and without regard to any right reserved by the Company to decrease or eliminate such bonus, and assuming actual performance had equaled the target performance objective established for such year pursuant to





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                                    the terms of such plan and (C) the Unpaid
                                    Prior Year's Bonus.

                          (ii)      For a 24-month period after such
                                    termination, the Company shall cause
                                    Executive to be provided with life,
                                    accident, medical, dental and prescription insurance benefits substantially similar to, and on the same terms as, those benefits elected and received by Executive under the "Flex Benefit" program of the Company or its affiliates immediately prior to such termination; provided that Executive shall be charged an amount equal to any monthly payroll deduction charged for similar benefits to executives in positions similar to that which Executive held before his termination; and provided further that, if Executive receives medical benefits under the Schuller Retiree Comprehensive Health Care Plan and post-retirement life insurance benefits (collectively, "Retiree Medical and Life Insurance Benefits"), at any time during the 24-month period referred to above, once





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
                                    such benefits begin Executive shall be
                                    entitled only to Retiree Medical and Life
                                    Insurance Benefits.

                          (iii) For a period of 24 months after such termination, the Company shall provide or cause Executive to be provided with the fringe benefits and perquisites provided to Executive at the time of Executive's termination.

                          (iv) In addition to all other amounts payable to Executive under this Section 7(d), Executive shall receive any other payments and benefits (including the Retirement Benefit, subject to the provisions of
                                    Section 6) to which Executive is entitled under any agreement, plan, policy or practice of the Company or its affiliates, determined in accordance with the terms of such agreements, plans, policies or practices; provided that amounts paid pursuant to this Section 7(d) shall be in lieu of any payments under any separation policy of the Company or any of its affiliates.





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                          (v)       The Company shall provide Executive with
                                    outplacement services from the firm of
                                    Executive's choice at a cost to the Company not to exceed $50,000.

                 (e) Good Reason. For purposes of this Agreement, prior to a Change in Control, "Good Reason" shall mean the occurrence of any of the following without Executive's written consent:

                          (i) a material reduction in Executive's responsibilities, authorities or duties, all as contemplated by Section 2 hereof; provided, however, that such reduction by reason of a termination for Cause or Disability shall not constitute Good Reason;

                          (ii) Executive is removed from or not appointed to any of the positions specified in
                                    Section 2, other than by reason of
                                    termination for Cause or Disability;

                          (iii) the Company fails to pay Executive when due any amount due hereunder or under any plan or policy of the Company or any of its affiliates;

                          (iv) a reduction in Executive's Base Salary except in the event of an across the





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
                                    board salary reduction within the corporate staff group in accordance with Section 3 hereof;

                          (v) a reduction in Executive's aggregate level of benefits under the pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans of the Company or any of its affiliates, except in the event of an across the board reduction in such benefits within the corporate staff group provided that any reduction in the Retirement Benefit or the long term disability protection specified in Section 5(a) above shall not be subject to such across the board reduction;

                          (vi)      the failure of the Company or its
                                    affiliates to maintain an annual incentive compensation plan for which Executive is eligible providing potential annual incentive awards to Executive at the level required by Section 4 hereof; or

                          (vii) Executive's office is relocated outside of a 50-mile radius of Denver, Colorado.





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
                 If Executive provides to the Company a Notice of Termination, pursuant to Section 13(f), in connection with an event described in clauses (i) through (vii) of this Section 7(e), the Company shall have ten (10) business days from the date of receipt of such notice to effect a cure of the event described therein, and upon cure thereof by the Company to Executive's reasonable satisfaction, such event shall no longer constitute Good Reason for purposes of this Agreement.

                 (f) If upon or following a Non-Renewal or following the giving a notice of Non-Renewal after September 9, 2001 and on or before March 9, 2002 Executive's employment with the Company is terminated by Executive for any reason other than death (including without limitation voluntarily) or by the Company for any reason other than for Cause, subject to Sections 12(e) and
(f), Executive shall be entitled to the following payments and benefits. If such termination occurs before the date Executive attains age 62, Executive shall be entitled to the payments and benefits provided in Section 7(d) hereof; provided that if such termination occurs after Executive's 60th birthday, the payments and benefits (other than the Retirement Benefit and the Unpaid Prior Year's Bonus, if any) shall be reduced to a fraction of such payments and benefits the numerator of which shall be the number of days after such termination until Executive's 62nd birthday and the denominator of which





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
is 730. If such termination occurs on or after Executive attains age 62, Executive shall be entitled to receive only those payments and benefits (including the Retirement Benefit, subject to the provisions of Section 6) to which Executive is entitled under any agreement, plan, policy or practice of the Company or its affiliates, determined in accordance with the terms of such agreements, plans, policies or practices.

                 8.       Termination Following a Change in Control.

                 (a) Retirement. Executive's employment shall terminate automatically upon Executive's Retirement. Upon a termination of Executive's employment by reason of Retirement during the Employment Term following a Change in Control, Executive shall be entitled to (i) his Base Salary, benefits and perquisites through the date of such termination, (ii) a payment equal to a fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under the Schuller Annual Plan, computed based on the higher of actual and target performance, the numerator of which fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year, (iii) the Retirement Benefit (subject to the provisions of Section 6), (iv) the Unpaid Prior Year's Bonus and (v) any other payments or benefits to which





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
he may be entitled upon Retirement determined in accordance with the applicable agreements, plans, policies and practices of the Company or its affiliates in effect immediately prior to the Change in Control or, if more generous, such programs in effect at the time of such Retirement.

                 (b)      Death or Disability.

                          (i) Disability. Executive's employment may be terminated by the Company upon 30 days notice by reason of Executive's Disability, subject to the procedure for determining such Disability outlined in Section 7(b)(i). Upon any termination for Disability during the Employment Term following a Change in Control, Executive shall be entitled to receive (A) subject to the following sentence, his Base Salary for a two-year period ending on the second anniversary of Executive's date of termination, (B) perquisites through the date of such termination, (C) a payment equal to a fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under the Schuller Annual Plan, computed based





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
                                    on the higher of actual and target
                                    performance, the numerator of which
                                    fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year, (D) long term disability benefits under the arrangements referred to in Section 5(a) and (E) the Unpaid Prior Year's Bonus. Such continued Base Salary shall be paid in equal monthly installments and shall be reduced by any amounts received as disability benefits in lieu of salary under the arrangements referred to in Section 5(a).

                          (ii) Death. Upon termination for death during the Employment Term following a Change in Control, subject to Section 12(e), Executive shall be entitled to (A) his Base Salary, benefits and perquisites through the date of such termination, (B) a payment equal to a fraction of the annual incentive payment which Executive would have earned with respect to the year of termination under the Schuller Annual Plan, computed based on the higher of actual and target performance, the numerator of which fraction is the number of days in such year prior to such termination and the denominator of which is 365, such payment to be made at the time annual incentive payments are otherwise made with respect to such year, (C) if and to the extent the death benefits provided Executive by the Company are less than would have been paid immediately prior to a Change in Control, a lump sum payment of cash in an amount equal to the value of such shortfall and (D) the Unpaid Prior Year's Bonus. Any such lump sum payment shall be made within ten (10) business days following Executive's death.

                          (iii)     Other Payments or Benefits.
                                    Any other payments or benefits (including the Retirement Benefit, subject to the provisions of Section 6) to which Executive may be entitled upon Executive's termination during the

                                    Employment Term for death or Disability
                                    following a Change in Control shall be
                                    determined in accordance with the
                                    applicable agreements, plans, policies and practices of the Company or its affiliates in effect immediately prior to the Change in Control or, if more generous, such agreements, plans, policies and practices as in effect at any time following the Change in Control; provided that nothing in this Section 8(b)(iii) shall be interpreted so as to result in the duplication of the benefits provided under Section 8(b)(i) or
                                    (ii).

                 (c) For Cause by the Company; Voluntary Termination by Executive. Executive's employment may be terminated by the Company for Cause. For purposes of this Agreement, following a Change in Control, "Cause" shall mean (i) Executive's continued failure to devote substantially all of his business time and energies to the performance of his duties except to the extent permitted by Section 2 hereof (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by Executive for Good Reason as defined in Section 8(e) below) after a written demand for substantial performance is delivered to Executive personally and Executive shall have failed during the sixty-day period following such written demand to have corrected such failure, (ii) Executive's willful failure to attempt in good faith to follow within a reasonable time in view of the circumstances any written direction of the Board which is lawful, (iii) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, in either case with respect to the Company or any of its affiliates, or any other willful misconduct which is materially injurious to the financial condition or the business reputation of either the Company individually or of the Company and its affiliates in the aggregate, (iv) Executive's conviction of a felony under the laws of the United States or any state thereof (other than merely for exceeding the speed limit in a vehicle) or
(v) willful breach of any covenant contained in Section 12. For purposes of this Section 8(c) no act or failure to act on Executive's part shall be deemed willful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

                 If during the Employment Term Executive's employment is terminated for Cause or if Executive voluntarily terminates his employment with the Company (other than for Good Reason or Retirement), in either case, following a Change in Control, he shall be entitled to receive his Base Salary, benefits and perquisites through the date of such termination. Any other payments or benefits (including the Retirement Benefit, subject to the provisions of Section 6), if any, payable to Executive following such termination of Executive's employment during )the Employment Term shall be determined in accordance with the applicable agreements, plans, policies and practices of the Company or its affiliates.

                 (d) Without Cause by the Company or with Good Reason by Executive. If following a Change in Control Executive's employment during the Employment Term is terminated by the Company without Cause (other than by reason of death, Disability or Retirement) or by Executive with "Good Reason" (which following a Change in Control shall have the meaning set forth in Section 8(e) below) asserted in a Notice of Termination pursuant to Section 13(f) within 180 days of the event alleged to constitute such Good Reason, subject to Section 9 and Sections 12(e) and 12(f), Executive shall be entitled to receive the following benefits:

                          (i) The Company shall pay Executive at the time of such termination in a lump sum the sum of (x) a cash amount equal to two times the sum of (A) his Base Salary in effect at the time of such termination or, in the event of termination by Executive by reason of an event described in Section 8(e)(iv) below, the Base Salary as in effect prior to the reduction or reductions referred to therein plus (B) the annual incentive payment Executive would have earned in respect of the year of termination under the Schuller Annual Plan, if any, in effect at the date of termination or in the event of a termination by Executive by reason of an event described in Section 8(e)(v), the plan in effect immediately prior to the reduction or reductions referred to therein, determined as if Executive had been employed by the Company for the full year and without regard to any right reserved by the Company to decrease or eliminate such bonus, and assuming actual performance had equaled the target performance objective established for such year pursuant to the terms of such plan, and (y) the Unpaid Prior Year's Bonus.

                          (ii) The Company shall pay Executive in a lump sum a cash amount equal to a fraction of the annual bonus which (absent such termination and without regard to any right reserved by the Company to decrease or eliminate such bonus) Executive would have earned with respect to the year of termination under the Schuller Annual Plan, if any, in effect at the date of termination or, in the event of a termination by Executive by reason of an event described in Section 8(e)(v), the plan in effect prior to the reduction or reductions referred to therein, assuming actual performance had equaled the target performance objective established for such year pursuant to the terms of such plan, the numerator of which fraction is the number of days in such year prior to such termination and the denominator of which is
                                    365.  Such payment shall be made at the
                                    time of Executive's termination.

                          (iii) For a 36-month period following Executive's termination, the Company shall pay Executive in monthly installments the sum of the monthly costs to Executive of purchasing life, accident, medical, dental and prescription insurance benefits substantially similar to such benefits elected and received by Executive under the "Flex Benefit" program of the Company or its affiliates immediately prior to Executive's termination or, if more generous, immediately prior to the Change in Control ("Continued Benefits") less the monthly payroll deduction, if any, charged to Executive immediately prior to Executive's termination, or, if applicable, immediately prior to the Change in Control, for any of such Continued Benefits; notwithstanding the foregoing, if Executive begins to receive Retiree Medical and Life Insurance Benefits at any time during the 36-month period referred to above, once such benefits begin, the monthly payment due Executive under the preceding clause shall equal the monthly costs to Executive of purchasing

                                    Continued Benefits not provided by the
                                    Company or any of its affiliates to
                                    Executive as Retiree Medical and Life
                                    Insurance Benefits.

                          (iv)      For a 24-month period after such
                                    termination, the Company shall provide or cause Executive to be provided with the fringe benefits and perquisites provided to Executive at the time of Executive's termination.

                          (v) In addition to all other amounts payable to Executive under this Section 8(d), Executive shall receive any other payments and benefits (including the Retirement Benefit, subject to the provisions of
                                    Section 6) to which Executive is entitled under any agreement, plan, policy or practice of the Company or its affiliates determined in accordance with the terms of such agreements, plans, policies or practices; provided that amounts paid pursuant to this Section 8(d) shall be in lieu of any payments under any separation policy of the Company or any of its affiliates.

                          (vi) The Company shall provide Executive with outplacement services from the firm of Executive's choice at a cost to the Company not to exceed $50,000.

                 (e) Good Reason Following a Change in Control. For purposes of this Agreement, following a Change in Control, "Good Reason" shall mean the occurrence of any of the following without Executive's written consent:

                          (i) a material adverse change in the nature or scope of Executive's responsibilities, authorities, duties and/or positions (including without limitation by reason of an acquisition of the Company by a public company as a result of which Executive is no longer the chief executive officer of a public company);

                          (ii) Executive is removed from or not appointed to any of the positions specified in
                                    Section 2, other than by reason of
                                    termination for Cause or Disability;

                          (iii) the Company fails to pay Executive when due any amounts due hereunder or under any plan or policy of the Company or any of its affiliates;

                          (iv) a reduction in Executive's Base Salary in effect immediately prior to the Change in Control or as the same may be increased from time to time;

                          (v) a reduction in Executive's incentive compensation opportunity, as defined below, under the executive incentive compensation plans of the Company or its affiliates for which Executive is eligible as in effect immediately prior to the Change in Control or as the same may be increased from time to time (absent, in the case of any such reduction relative to Executive's annual incentive payment, a corresponding increase in his Base Salary);

                          (vi) the failure of the Company to continue to provide Executive with benefits and perquisites which are substantially similar in the aggregate to those enjoyed by Executive under the pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans and fringe benefit programs (including vacation) of the Company or its affiliates in which Executive was participating immediately prior to the Change in Control; or the failure by the Company to continue to provide Executive with directors' or officers' insurance, as applicable, at the level maintained immediately prior to the Change in Control;

                          (vii) Executive's office is relocated outside of a 50-mile radius of Denver, Colorado;

                          (viii) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13(e) hereof; or

                          (ix) any purported termination of Executive's employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 13(f) and, if applicable, following the written demand described in
                                    Section 8(c) and the relevant cure
                                    period.

If Executive provides a Notice of Termination, as defined in Section 13(f), in connection with an event described in clauses (i) through (vii) of this Section 8(e), to the Company, the Company shall have ten (10) business days from the date of receipt of such notice to effect a cure of the event described therein, and upon cure thereof by the Company to Executive's reasonable satisfaction, such event shall no longer constitute Good Reason for purposes of this Agreement.

                 (f) Reduction in Incentive Compensation Opportunity. For purposes of this Agreement, a "reduction in Executive's incentive compensation opportunity" shall include:

                          (i)         the failure by the Company or an
                                      affiliate to maintain both an annual and a long term executive incentive plan for which Executive is eligible providing potential annual incentive awards to Executive at the level required by
                                      Section 4 hereof;

                          (ii) any reduction or elimination by the Company or any of its affiliates of Executive's annual or long term incentive compensation pursuant to any reserved right under any such plan to decrease or eliminate such payment or award;

                          (iii)       any reduction in Executive's
                                      participation level under any such plan;
                                      and

                          (iv) any adverse change in the payout schedule or its equivalent or in the manner of assessing actual performance under any such plan and/or any extraordinary change in the applicable performance criteria thereunder.

                 (g)      Change in Control.   For purposes of this Agreement,
the phrase "Change in Control" shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred:

                          (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof, (a "Person") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 30 percent or more of the combined voting power of the Company's or such subsidiary's then outstanding securities; provided, however, that such event shall not constitute a Change in Control unless or until the percentage of such securities owned beneficially, directly or indirectly, by such Person is equal to or more than all such securities owned beneficially, directly or indirectly, by Manville Personal Injury Settlement Trust (the "Trust");

                          (ii) during any period of two consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board; provided, however, that such event shall not constitute a Change in Control unless or until the percentage of voting securities of the Company owned beneficially, directly or indirectly, by Manville Personal Injury Settlement Trust is less than 50 percent of all such outstanding securities;

                          (iii)       the consummation of a merger or
                                      consolidation of the Company or any
                                      subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50 percent of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

                          (iv) the stockholders of the Company or any affiliate approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

                          (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

                 (h) If upon or following a Non-Renewal or following the giving of a notice of Non-Renewal after September 9, 2001 and on or before March 9, 2002, and after a Change in Control, Executive's employment with the Company is terminated by Executive for any reason other than death (including without limitation voluntarily) or by the Company for any reason other than for Cause, subject to Sections 12(e) and 12(f), Executive shall be entitled to the benefits and payments provided under, and on the terms provided in, Section 7(f) hereof.

                 9. Reduction of Payments. (a) No Mitigation. In the event of termination of Executive's employment hereunder, Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 7 or 8 by seeking other employment, and any amounts earned from other employment shall not reduce such payments or benefits, except that in the event Executive engages in such post-termination employment, the benefits otherwise receivable by Executive pursuant to Section 7(d)(ii) or
(iii) or Section 8(d)(iii) or (iv) shall be reduced to the extent of any comparable benefits to which Executive becomes entitled with respect to the relevant period following such termination. Executive shall report to the Company any such benefits to which he becomes entitled. It is understood that if the medical benefits provided to Executive in connection with his post-termination employment do not cover pre-existing conditions, such benefits will not be deemed comparable to the extent of such non-coverage.

                 (b) Notwithstanding any other provision of this Agreement or any other agreement between Executive and the

Company or any affiliate, if a reduction in the aggregate amount of payments Executive otherwise would be entitled to receive from the Company or any affiliate, which payments are deemed contingent on a change described in
Section 280G(b)(2)(A)(i) of the Code, (the "Contingent Payments") would result in a greater "Net After-Tax Amount", as such term is defined below, then such payments shall be reduced to provide the greatest Net After-Tax Amount, the first such reduction to be a reduction to the amount of the lump sum payment, if any, under Section 7 or 8 hereof, as the case may be, and any other such reduction to be made to such other payments as the parties shall agree. For these purposes, the term "Net After-Tax Amount" shall mean the net amount of the Contingent Payments after giving effect to all taxes which would be applicable to such payments, including, but not limited to, any tax under
Section 4999 of the Code. The determination of whether any such payment reduction shall be effected shall be made at the expense of the Company by a nationally recognized accounting firm acceptable to Executive and the Company and such determination shall be binding upon Executive and the Company.

                 (c) In the event Executive's employment is terminated by the Company without Cause or by Executive with Good Reason after Executive shall have reached the age of 63, the payments and benefits to be provided to Executive pursuant to Section 7(d) or Section 8(d), as the case may be, other than the Retirement Benefit, shall be eliminated if Executive shall have reached the age of 65 prior to the date of such termination or, if not, shall be reduced to a fraction of such payments and benefits the numerator of which shall be the number of days after such termination until Executive's 65th birthday and the denominator of which is 730.

                 10. Indemnification. The Company will indemnify Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the jurisdiction of incorporation of the Company, as in effect at the time of the subject act or omission, or by the Restated Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company, or any subsidiary or his serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of the Company.

                 11. Legal Fees. In the event of a dispute between Executive and the Company with respect to any of Executive's rights under this Agreement, the Company shall reimburse Executive for any and all reasonable legal fees and related expenses incurred by him in connection with enforcing such rights, including the costs of arbitration, if and to the extent provided by the arbitral tribunal resolving such dispute, or if such dispute is resolved without arbitration, if Executive is successful in enforcing any material right originally disputed by the Company.

                 12.      Covenants; Specific Performance.

                 (a) Confidentiality. Executive will not at any time (whether during or after his employment with the Company) disclose or use, in either case for his own benefit or purposes, or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, employees, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant and provided further, nothing shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process. If Executive receives a request or subpoena seeking production or disclosure of any confidential information which is the subject of this paragraph (a), Executive agrees to give prompt written notice to the Company of that request or subpoena in order to allow the Company an opportunity to resist the request or subpoena.

                 Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks, telephone and address directories, rolodexes and diaries and any documents provided to him as a director. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

                 (b) Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates. In addition Executive acknowledges that he has had access at the highest level to and possession of trade secrets and other valuable confidential and proprietary information of the Company and its affiliates. Accordingly in consideration of the agreements of the Company herein Executive covenants and agrees as follows that:

                          (i) (A) During his employment by the Company Executive shall not alone, or as a partner, member, employee, agent, director, stockholder or investor of any corporation or other business entity or in any other individual or representative capacity, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or work for or provide consulting services to (including without limitation, without receiving a fee or other compensation), or lend money to, any business, activity or person which competes with a business or activity in which the Company or its affiliates is engaged or in which the Company or its affiliates is actively and seriously considering engaging; provided the foregoing shall not prohibit Executive from directly or indirectly making passive investments of not more than one percent (1%) of the outstanding equity interests in, or public debt of, any company or entity listed or traded on a national securities exchange or an over the counter securities market.

                                      (B)          During the Post-Employment
                                      Period, as defined below, without the
                                      prior written consent of the Company,
                                      Executive shall not alone, or as a
                                      partner, member, employee, agent,
                                      stockholder or investor of any
                                      corporation or other business entity or
                                      in any other individual or representative capacity (other than as a director), directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or work for or provide consulting services to (including without limitation, without receiving a fee or other compensation), or lend money to, any business, activity or person in the Territory, as defined below, which (I) Executive could upon reasonable investigation know competes with a business or activity in which the Company or any of its affiliates was engaged on the date of termination of

                                      Executive's employment which accounts for more than 5% of gross revenues or earnings before taxes of the Company and its affiliates (other than the Trust) in any of the two fiscal years immediately preceding the date of the termination of Executive's employment but in any event after 1995, disregarding for these purposes in any year the impact of the Company's former affiliate, Riverwood International, Inc., determined on a consolidated basis (a "Core Business") or
                                      (II) is a business activity which was
                                      actively and seriously being developed by the Company or any of its affiliates at any time during the Employment Term which was projected by the Company to account for more than 5% of gross revenues or earnings before taxes of the Company and its affiliates (other than the Trust) at or before the end of the second fiscal year following the termination of Executive's employment (an "Actively Developed Business"). (Hereinafter, such partnership, corporation, business entity, business, activity or person is referred to as a "Competitive Business".) The foregoing shall not prohibit Executive from (i) serving as an employee, officer, agent or consultant to or of a Competitive Business if at such Business he is not directly or indirectly involved with activities that are in direct competition with a Core Business or an Actively Developed Business, (ii) directly or indirectly making passive investments of not more than one percent (1%) of the outstanding equity interests in, or the public debt of, any company or entity listed or traded on a national securities exchange or an over the counter securities market or (iii) making investments in a limited partnership or other investment fund, provided that (w) at the time of Executive's investment in such fund, such fund has no significant investment in a Competitive Business and, to Executive's knowledge after due inquiry, has not targeted as potential investments companies that would be likely to constitute Competitive Businesses, (x) Executive's interest in such fund at the time of his investment represents less than 5% of such fund, (y) investments by such fund are discretionary with such fund's managers and (z) Executive is not consulted as to such fund's investment decisions prior to any investment decision by such fund.

                                      (C)          Notwithstanding the
                                      foregoing, (I) during the Post-Employment
                                      Period Executive may serve as a director of (or in a similar capacity at) any entity other than the seven or fewer entities identified in writing by the Company in its sole and absolute discretion within 30 days following the date of termination of Executive's employment with the Company which the Company in good faith believes compete with the Company or any of its affiliates and which is not on the date of termination of Executive's employment with the Company an entity of which Executive served as a director (or in such a similar capacity) with the prior written approval of the Board of Directors of the Company (hereinafter such an identified entity is referred to as a "Competitive Entity"); provided that

                                      (II) Executive shall not during the
                                      Post-Employment Period serve as a
                                      director of (or in any similar capacity
                                      at) any Competitive Entity.   In
                                      addition, nothing herein shall limit the receipt by Executive of any equity compensation in connection with his permitted service as such a director or in such other similar capacity.

                          (ii) During the Post-Employment Period, Executive shall not (x) participate directly in any attempt to hire any person who is or was an officer or management level employee of the Company or any affiliate, (y) willfully solicit any such person to discontinue his or her relationship with the Company or such affiliate in order to accept employment by, or to enter into a business relationship with, any other entity or
                                      (z) willfully identify any such person
                                      for solicitation by any such entity,
                                      unless in the case of clause (x) or (z)
                                      such person shall have ceased to be
                                      employed by the Company and all of its
                                      affiliates for a period of at least
                                      six months.  Notwithstanding the
                                      foregoing, neither the mere giving by
                                      Executive of employment references to
                                      third parties at the request of an
                                      employee or former employee of the
                                      Company nor the mere referral of
                                      unsolicited callers to other persons in
                                      an organization who are in charge of
                                      hiring shall constitute a violation of
                                      this clause.

                          (iii) Executive hereby acknowledges that the business of the Company and its affiliates is international in scope and that, accordingly, any geographical limitation on the scope of the foregoing covenants to less than those areas specified below could be meaningless, and that, by reason thereof, Executive acknowledges that the scope of the foregoing covenants is reasonable and necessary in order to protect the interests of the Company and its affiliates sought to be protected hereby.

                          (iv) As used in this Agreement, (a) the term "Post-Employment Period" shall mean the period beginning on the date of termination of Executive's employment with the Company and ending on the second anniversary of such date, (b) the term "Territory" shall mean the United States of America, its territories and possessions, together with such other jurisdictions in which the business of the Company or its affiliates is conducted in a meaningful manner on the date of termination of Executive's employment with the Company and its affiliates, (c) the term "affiliate" shall mean any corporation or other entity controlling, controlled by or under common control with the Company and
                                      (d) for purposes only of this Section 12, the term "willful" shall mean deliberate or intentional.

                 (c)      Non-Disparagement.

                          (i)         The Executive shall not make any
                                      statements or comments about the Company or any of its affiliates or any of their respective employees, officers, trustees or directors in any form (A) to any form of media or likely to come to the attention of any form of media, (B) during the Post-Employment Period to any employee of the Company, (C) to any customer of the Company or any of its affiliates or (D) to any competitor of the Company or any of its affiliates that reasonably could be expected to have an adverse impact on the business or reputation of the Company, any of its affiliates or any of their respective officers, trustees or directors, provided that in no event shall the foregoing limitations apply to (I) compliance with legal process or subpoena, (II) the bringing of any action or any statements made in the context of any proceedings related to such action, (III) truthful statements in response to an inquiry from a court or regulatory body, (IV) truthful statements in rebuttal to published media stories with regard to Executive, (V) truthful statements to a possible future employer in connection with employment discussions, (VI) truthful statements in response to an inquiry from the Board of Directors or (VII) statements made while employed by the Company which Executive in good faith believes to be in the best interests of the Company and its affiliates.

                          (ii) The Company shall not make any comments or statements in any form about Executive
                                      (A) to any form of media or likely to
                                      come to the attention of any form of
                                      media, (B) during the Post- Employment
                                      Period to the employees of the Company or any of its affiliates, (C) to any customer of the Company or any of its affiliates or (D) to any competitor of the Company or any of its affiliates that reasonably could be expected to have an adverse impact on the Executive's personal or professional reputation, provided that in no event shall the foregoing limitation apply to (I) compliance with legal process or subpoena, (II) the bringing of any action or any statements made in the context of any proceedings related to such action,
                                      (III) truthful statements in response to inquiry from a court or regulatory body or as required in satisfaction of the Company's disclosure obligations, (IV) truthful statements in rebuttal to published media stories with regard to the Company or any of its affiliates, (V) truthful statements to a possible future employer of Executive in response to an inquiry from such a prospective employer, (VI) truthful statements in response to inquiries from the Board of Directors or (VII) statements by the Company while Executive is employed by the Company which the Board of Directors determines in good faith are necessary to comply with its fiduciary obligations.

                          (iii) Without prejudice to whether any other party has third party beneficiary rights hereunder or any admission that any other party has such rights, Section 12(c)(i) shall not create any third party beneficiary rights in any employee or officer (serving only as such) of the Company or any of its affiliates.

                 (d) Availability for Litigation Support. Executive agrees that following termination of Executive's employment with the Company prior to a Change in Control, for a period ending on the earlier to occur of the fifth anniversary of such termination or a Change in Control, Executive shall make himself reasonably available to the Company and its legal counsel, taking into consideration Executive's other obligations, and shall cooperate with the Company in connection with any litigation, investigation or other proceeding relating to events occurring during Executive's employment hereunder or facts as to which he has knowledge; provided that Executive shall be entitled to reimbursement of necessary and reasonable expenses incurred in connection therewith subject to provision of receipts therefor and provided further that (i) nothing herein shall require Executive to make any but truthful statements and (ii) Executive will not be required so to cooperate to the extent his position is in conflict with that of the Company.

                 (e) Execution of a Release. Executive agrees that in the event of termination of his employment and as a condition to any payments or benefits in connection with or following such termination he or his personal or legal representative or the legal representative of his estate shall execute a release, which shall be substantially in the form attached hereto as Appendix I (the "Release") with such changes therein, if any, as shall be necessary to accomplish the legal intent of the Release at the time of its execution.

                (f)      Breach of this Section; Specific Performance; Remedies.

                          (i) The parties acknowledge and agree that their respective remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the aggrieved party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The parties further acknowledge that in any proceeding for an injunction, a party's ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against such party, and that the aggrieved party shall be entitled to such other legal and equitable relief as a tribunal of competent jurisdiction shall determine.

                          (ii) Executive acknowledges that the damages to the Company as a result of a breach by Executive of any of paragraphs (a) or (b) of this Section may be difficult to calculate, but could nevertheless be substantial. Accordingly, in the event of (i) a material and willful breach by Executive during the Post-Employment Period of paragraph (a) of this Section 12 or (ii) any breach by Executive during the Post-Employment Period of paragraph
                                      (b) of this Section 12, the parties agree that as liquidated damages for such breach Executive shall cease to be entitled to any payments or benefits hereunder, and shall be obligated to reimburse the Company for any amounts theretofore received, in either case in connection with the termination of his employment with the Company, including without limitation by the specification thereof, the Retirement Benefit, but excluding any benefits under a tax-qualified retirement plan.

                 13.      Miscellaneous.

                 (a) Governing Law; Liability of the Executive. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. Executive shall not be subject to liability for breach of this Agreement by reason of his termination of his employment hereunder.

                 (b) Entire Agreement/Amendments/Effectiveness. This Agreement shall supersede any and all existing employment, change-in-control or severance agreements between Executive and the Company or any of its affiliates and contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth
herein.   ANY AMENDMENT HERETO SHALL BE IN WRITING AND SHALL NOT BE EFFECTIVE
UNLESS AND UNTIL SIGNED BY EXECUTIVE AND THE CHAIRMAN OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY AND ATTESTED TO BY THE SECRETARY OF THE COMPANY.

                 (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                 (d) Severability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a tribunal of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such tribunal may determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                 (e)      Successors; Binding Agreement.

                           (i) In the event of a Change in Control, the Company will require the successor to the Company as Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to any portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The term "Company" shall also mean any affiliate of the Company to which Executive may be transferred with his written consent, which he may grant or deny in his sole discretion, and the Company shall cause such affiliate employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended so to provide.

                          (ii) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate. This Agreement shall not be assignable by Executive or, without Executive's written consent, by the Company.

                 (f)      Notice; Notice of Termination.

                          (i) For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and, except as otherwise provided in paragraph (iii) below, shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt,

                          (ii) Any purported termination of Executive's employment hereunder by the Company or by Executive under this Agreement shall not be effective unless communicated by written Notice of Termination to the other party hereto in accordance with paragraph (i) above. For purposes of this Agreement, a "Notice of Termination" in the case of a termination for Cause shall mean a notice given within six (6) months (or following a Change in Control within ten (10) business days) of the Company's having actual knowledge of the events giving rise to such termination and in all cases shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                          (iii) The date of termination of Executive's employment hereunder shall be the date of receipt of the Notice of Termination, except in the case of (A) Executive's death, in which case the date of termination of employment shall be the date of death or (B) Executive's termination hereunder for Cause following a Change in Control, in which case the date of termination shall be ten (10) business days after actual receipt by Executive of the Notice of Termination; provided that if within thirty (30) days after any Notice of Termination following a Change in Control is received, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination of Executive's employment shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom has expired and no appeal has been perfected); and provided further that the date of termination of Executive's employment shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary and incentive compensation) or, if higher, the compensation in effect immediately prior to the Change in Control, and continue Executive as a participant in all compensation, benefit (including fringe benefits and perquisites) and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this paragraph (iii). Amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

                 (g) Arbitration. The parties hereby agree to submit all controversies, claims and matters of difference in any way related to this Agreement or the performance or breach of the whole or any part hereof, other than the seeking of injunctive relief pursuant to Section 12(f), to arbitration in Denver, Colorado, according to the rules and practices of the American Arbitration Association from time to time in force. If such rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such

Colorado rules and provisions shall govern. Arbitration of any such controversy, claim or matter of difference shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.

                 Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. All awards may be filed by any party with the Clerk of the District Court in the County of Denver, Colorado and an appropriate judgment entered thereon and execution issued therefor. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefor, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such award is rendered or its property.

                 In any action or proceeding as to a breach of this Agreement, the parties agree that no remedy other than equitable relief and/or liquidated damages as provided herein or, if not so provided, compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral tribunal is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of such liquidated or compensatory damages.

                 (h) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                 (i) Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 (j) Survival. The respective rights of the parties and their successors and permitted assigns under the provisions of Sections 1, 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement and any definitions related to the foregoing sections contained herein, shall survive the expiration of the Employment Term to the extent necessary to give effect to such provisions; provided that Executive's rights hereunder upon a termination of Executive's employment with the Company following a Non-Renewal or following notice after September 9, 2001 and on or before March 9, 2002 of Non-Renewal shall be limited to those provided in Section 7(f) hereof.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                           /s/ Charles L. Henry
                                           -----------------------------
                                           Charles L. Henry



                                           SCHULLER CORPORATION

                                           By: /s/ Robert A. Falise
                                              -------------------------------
                                              Robert A. Falise
                                              Director
                                                By authority of the Board
                                                of Directors of the Company



ATTEST: /s/ Richard B. Von Wald
        -----------------------
              Secretary

                                                                      Appendix I

                 Release. In consideration of (CERTAIN PAYMENTS) by the Company, Executive hereby agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, actions, suits, debts, sums of money, contracts, controversies, agreements, promises, or demands of whatever kind, in law or in equity, which he ever had, now has or which he, his heirs, executors or administrators may have against the Company and its subsidiaries, predecessors, successors and assigns, and each and all of their officers and directors in their capacities as such, by reason of any event, matter, cause or thing which has occurred to the date of execution of this agreement relating in any way to compensation, or to any other terms, conditions or circumstances of Executive's employment with the Company or to his termination of such employment as contemplated hereby, whether for severance or based on statutory or common law claims for employment discrimination (including any claims under the Age Discrimination in Employment
Act), wrongful discharge, breach of contract or any other theory, whether legal or equitable. (SUBJECT TO MODIFICATION TO REFLECT THE CIRCUMSTANCES OF TERMINATION, INCLUDING TO PRESERVE EXECUTIVE'S RIGHT TO PAYMENTS AND BENEFITS, INCLUDING INDEMNIFICATION, TO WHICH EXECUTIVE MAY BE ENTITLED PURSUANT

TO THE FOREGOING AGREEMENT FOLLOWING TERMINATION OF HIS EMPLOYMENT.)

                                                                      Schedule A

                  Boards of Directors of Business Corporations
                 on which Executive Serves on September 9, 1996


                                      NONE

                                                                      Schedule B


Fringe Benefits and Prerequisites

!        Club Initiation Fee and Dues

         - The Company will pay reasonable initiation fees and dues for two country clubs and three luncheon or city clubs of the officer's choice, subject to Committee review. The initiation fee and first year's dues will be "grossed-up" for tax purposes.

!        Financial and Estate Planning

         - The Company will pay the reasonable cost of annual financial and estate planning.

!        Annual Executive Physical Exam Program

!        Income Tax Return Preparation

         - The Company will pay annually up to a reasonable amount plus additional fees if incurred on account of job related circumstances and the cost of representation by a return preparer during an audit.





                                       1